Exhibit 2.3

Description of Securities

This exhibit contains a description of the rights of the holders of securities registered under Section 12 of the Securities Exchange Act of 1934. The following description of our shar capital does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association and by the applicable provisions of Cayman Islands law.

Ordinary Shares

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association, corporate governance policies and the Companies Act (2022 Revision) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Class A ordinary shares (the “Class A Ordinary Shares”) and Class B ordinary shares (the “Class B Ordinary Shares”).

Objects of Our Company

Under our Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands. The purposes of the company are not addressed in our Amended and Restated Memorandum and Articles of Association.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Amended and Restated Memorandum and Articles of Association, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to ten votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the Amended and Restated Memorandum and Articles of Association, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis. There are no provisions in our amended and restated articles of association that would limit the lifespan of the Class B Ordinary Shares, and the holders of Class B Ordinary Shares are able to hold their Class B Ordinary Shares for any period of time (subject to mandatory automatic conversions in certain circumstances as set forth herein).

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our Amended and Restated Memorandum and Articles of Association.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to ten votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting shall be decided on a poll as set forth in the Amended and Restated Memorandum and Articles of Association. In the case of an equality of votes, the chairman of the meeting shall be entitled to a casting vote. Actions that may be taken at a general meeting also may be taken by a resolution in writing by simple majority of the shareholders in writing entitled to vote in respect of an ordinary resolution, or a unanimous resolution of all the shareholders in writing in respect of a special resolution.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members present in person or by proxy holding not less than one-third of all votes attaching the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the Amended and Restated Memorandum and Articles of Association.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share, subject to adjustment. In the event of any sale, transfer, assignment or disposition of any Class B Ordinary Shares to any person other than the permitted transferees, such Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares on a one to one ratio. The permitted transferees shall mean any person who is the original beneficial holder of the Class B Ordinary Shares and a founder of our Company (unless otherwise adjusted in the Amended and Restated Memorandum and Articles of Association). For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, unless and until any such pledge, charge, encumbrance or other third party right is enforced and any person who is not the permitted transferee would be registered as holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Share. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares and may result in a dilution of the voting power of the holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act.

Issuance of Additional Shares

Our Amended and Restated Memorandum and Articles of Association authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Amended and Restated Memorandum and Articles of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. However, our Amended and Restated Memorandum and Articles of Association provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the Amended and Restated Memorandum and Articles of Association were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than five days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may not issue negotiable or bearer shares but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, which:

(i)	distinguishes each share by its number (so long as the share has a number);

(ii)	confirms the amount paid, or agreed to be considered as paid on the shares of each member;

(iii)	confirms the number and category of shares held by each member; and

(iv)	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Warrants

In connection with the Company’s initial public offering that closed on March 17, 2023, the Company issued to the representative of the underwriters warrants to purchase 103,500 Class A Ordinary Shares. The warrants have an exercise price of $5.00 and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the commencement of sales in the initial public offering, and will be exercisable for five years. The warrants are not redeemable by us. We have registered the warrants and underlying Class A Ordinary Shares in connection with the initial public offering. In the event such registration were to become unavailable, we have also agreed to (i) a one-time demand registration of the Class A Ordinary Shares underlying the warrants at our expense and (ii) one additional demand registration of the Class A Ordinary Shares underlying the warrants at the expense of the holders of the warrants, such demand rights expire five years from the effective date of the registration statement in connection with our initial public offering. We have agreed to unlimited “piggyback” registration rights at our expense for the term of the warrants. The warrants provide for adjustment in the number and price of such warrants (and the Class A Ordinary Shares underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

In September 2023, we received a notice of exercise from The Benchmark Company LLC to elect to cashless exercise its underwriters warrants to purchase 43,784 Class A Ordinary Shares and issued 43,784 Class A Ordinary Shares upon such exercise.

Differences in Corporate Law between Cayman and Delaware Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Act permits a merger of two or more constituent companies incorporated under Cayman Islands law and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger, a plan of merger or consolidation is required to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights entitled by virtue of that person holding shares save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of not less than 90% of the shares affected within four months, the offer may, within a two-month period commencing on the expiration of such four months period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs, expenses, actions, proceedings, charges or liabilities incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we will enter into indemnification agreements with our directors and executive officers prior to the effectiveness of this prospectus that provide such persons with additional indemnification prior to the effectiveness of this prospectus beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters requiring a special resolution by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding not less than 1/3 of all voting power of our (paid up) share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders other rights to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings although our Memorandum and Articles provide for same.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, directors may be removed, by the directors or by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. Our Amended and Restated Memorandum and Articles of Association, as well as our Code of Business Conduct and Ethics that applies to our officers, directors and employees outlines how to handle these types of transactions and other potential conflicts of interest.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act a company may be dissolved, liquidated or wound up by a special resolution of our shareholders; and under our Amended and Restated Memorandum and Articles of Association, our Directors have power to present a winding up petition in the name of the Company and/or to apply for the appointment of provisional liquidators in respect of the Company.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, each of our Memorandum of Association and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Lock-up Agreements

In connection with our initial public offering occurred in March 2023, all of our directors and executive officers and then holders of five percent or more of the ordinary share on a fully diluted basis as of the date of effectiveness of the relevant registration statement, have signed lock-up agreements which, subject to certain exceptions, prevent them from selling or otherwise disposing of any of our shares, or any securities convertible into or exercisable or exchangeable for shares for a period of not less than six months from the consummation of the initial public offering, without the prior written consent of the underwriters. The underwriters may in their sole discretion and at any time without notice (except in the case of officers and directors) release some or all of the shares subject to lock-up agreements prior to the expiration of the lock up period. When determining whether or not to release shares from the lock-up agreements, the underwriters may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.